UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (D) OF

THE SECURITIES EXCHANGE ACT OF 1934

December 7, 2006

Date of Report: (Date of earliest event reported)

ARTHUR J. GALLAGHER & CO.

(Exact name of registrant as specified in its charter)

Delaware	1-9761	36-2151613
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Two Pierce Place, Itasca, Illinois 60143-3141, (630) 773-3800

(Address, including zip code and telephone number, including area code, or registrant’s principal executive offices)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 7, 2006, in conjunction with the transaction described in Item 8.01 below, Arthur J. Gallagher & Co. (Gallagher) agreed to amend its existing lease for space in the Building (as defined below) to, among other things, extend the term from the current expiration date of February 28, 2011 to February 28, 2018 and to provide for a revised rent schedule. A copy of the lease amendment is attached to this report as Exhibit 10.5.2 and is incorporated herein by reference as though it were fully set forth herein. The description above is a summary of the lease amendment and is qualified in its entirety by the complete text of the amendment itself.

Item 8.01.	Other Events

On December 7, 2006, HGC/Two Pierce Limited Partnership (the Seller), an Illinois limited partnership, and Wells Operating Partnership, L.P. (the Purchaser), a Delaware limited partnership, closed on a Purchase and Sale Agreement, which was entered into as of November 30, 2006, whereby the Seller agreed to sell its ownership interests in a twenty-seven story office building containing approximately 487,027 square feet of rentable area, and the related four-story parking structure accommodating approximately 1,374 parking spaces (collectively referred to as the Building), located at Two Pierce Road, Itasca, Illinois. AJG Two Pierce, Inc., a wholly-owned subsidiary of Gallagher, has a 60% ownership interest in HG/Two Pierce, L.L.C., an Illinois limited liability company, which has a 100% ownership interest in the Seller. In addition, Gallagher leases approximately 63% of the Building for its home office and several of its subsidiary operations.

Pursuant to the sale transaction, the total purchase price paid by Purchaser for the Building was $83.8 million. In addition, the Purchaser also reimbursed the Seller for a prepayment fee equal to $4.8 million incurred by the Seller in connection with the prepayment of the current mortgage and other loan documents. The outstanding balance on the mortgage as of the sale date was $75.2 million. Based on its ownership in the Seller, Gallagher is entitled to receive cash proceeds of approximately $8.0 million related to the sale, which will result in a pretax loss to Gallagher of approximately $4.5 million that will be recorded in fourth quarter 2006 in the Financial Services Segment.

In Gallagher’s Form 8-K dated October 24, 2006 related to a press release setting forth its third quarter 2006 earnings, Gallagher provided guidance for its Financial Services Segment for fourth quarter 2006. Notwithstanding the impact of the events described above, considering the level of the anticipated average oil price for fourth quarter 2006 and resulting IRC Section 29 tax credit phase-out, Gallagher believes that its Financial Services Segment operating results for fourth quarter 2006 will still be within the earnings per share ranges previously provided.

This Form 8-K may contain certain forward-looking statements relating to future results. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected, depending on a variety of factors such as changes in worldwide and national economic conditions, changes in premium rates and in insurance markets generally and changes in securities and fixed income markets as well as developments in the areas of tax legislation and crude oil prices. Please refer to our filings with the Securities and Exchange Commission, including Item 1, “Business – Information Concerning Forward-Looking Statements” and Item 1A, “Risk Factors”, of our Annual Report on Form 10-K, for a more detailed discussion of these factors.

Item 9.01.	Financial Statements and Exhibits

Exhibit Index

10.5.2	Amendment No. 16 to the Lease Agreement between Arthur J. Gallagher & Co. and Wells REIT-Two Pierce Place, LLC, a Delaware limited liability company, dated December 7, 2006.

10.41	Purchase and Sale Agreement by and between HGC/Two Pierce Limited Partnership, an Illinois limited partnership, and Wells Operating Partnership, L.P., a Delaware limited partnership, dated November 30, 2006.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Arthur J. Gallagher & Co.

Date: December 8, 2006	/s/ Richard C. Cary
Richard C. Cary
Controller and Chief Accounting Officer
(duly authorized officer)

Arthur J. Gallagher & Co.

Current Report On Form 8-K

Exhibit Index

Exhibit No.	Description
10.5.2	Amendment No. 16 to the Lease Agreement between Arthur J. Gallagher & Co. and Wells REIT-Two Pierce Place, LLC, a Delaware limited liability company, dated December 7, 2006.

10.41	Purchase and Sale Agreement by and between HGC/Two Pierce Limited Partnership, an Illinois limited partnership, and Wells Operating Partnership, L.P., a Delaware limited partnership, dated November 30, 2006.